UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Kana Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On June 22, 2009, Kana Software, Inc. issued a press release reminding stockholders of the 2009 Annual Meeting of Stockholders to be held on July 15, 2009 at 10:00 a.m., Pacific Time, at the offices of Fenwick & West, LLP, 801 California Street, Mountain View, California and responding to the attempt by KVO Partners, LLC to nominate a candidate for election to KANA’s Board of Directors. The definitive proxy statement and other relevant materials may be obtained free of charge at the Securities and Exchange Commission’s website at www.sec.gov. The text of the press release follows.

KANA SOFTWARE REMINDS SHAREHOLDERS OF 2009 ANNUAL MEETING AND RESPONDS TO ATTEMPT BY KVO PARTNERS TO NOMINATE A DIRECTOR

Menlo Park, Calif. – June 22, 2009 – KANA Software (OTCBB:KANA), a world leader in multi-channel customer service solutions, today responded to the attempt by KVO Partners LLC to nominate a candidate for election to KANA’s Board of Directors.

On Friday, June 19, KVO Partners, LLC disseminated a press release announcing the purported nomination of an alternative director. KVO Partners’ attempt to nominate a director is not valid, as it does not comply with KANA’s Bylaws. Article II, Section 11 of KANA’s Bylaws requires that “nominations by stockholders must be preceded by notification in writing received by the secretary of the corporation not less than one-hundred twenty (120) days prior to any meeting of stockholders called for the election of directors.” The Bylaws further provide that the “presiding officer of the meeting shall have the authority to determine and declare to the meeting that a nomination not preceded by notification made in accordance with the foregoing procedure shall be disregarded.” As this deadline has long since passed, the attempted nomination last week of another proposed director is not timely, and so is not valid under KANA’s Bylaws.

KANA also said, “It has additionally come to our attention that KVO has filed a request for an injunction in the Delaware courts to delay our scheduled meeting to give KVO time to nominate an alternative board member. We believe KVO’s request is without merit, given the fact that the bylaw provision at issue, which sets the deadline for stockholder nominations, has been part of our bylaws, and publicly available, for many years, and that KVO itself has admitted in their complaint that they were aware of this deadline, and had determined to nominate a candidate, well in advance of the deadline, but still failed to take action until after the deadline had passed. Accordingly, KVO and our other stockholders have had a full opportunity to nominate candidates prior to this deadline.”

KANA also reminded stockholders that the company’s 2009 Annual Meeting of Stockholders is to be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, on July 15, 2009, at 10:00 a.m., Pacific Time. Stockholders of record at the close of business on June 11, 2009 are entitled to notice of and to vote at our 2009 Annual Meeting of Stockholders or any adjournment of our 2009 Annual Meeting of Stockholders. If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

# # #

About KANA Software, Inc.

KANA Software, Inc. is a world leader in innovative customer service solutions. KANA’s solutions allow companies to deliver consistent service across all channels, including email, chat, call centers, and Web self-service, giving their customers the freedom to choose the service they want, how and when they want it. KANA’s clients report double-digit increases in customer satisfaction, while reducing call volumes by an average of 20%. KANA’s award-winning solutions are proven in hundreds of companies worldwide, including approximately half of the Fortune 50. For more information, please visit www.kana.com or call 1-800-737-8738.

NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Media Contacts

Ted Rossman	Lauren Dresnick
New Venture Communications for KANA	New Venture Communications for KANA
914-432-7083	650-343-2735

trossman@newventurecom.com	ldresnick@newventurecom.com